Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in LifeVantage Corporation’s Registration Statement on Form S-8 of our report dated September 1, 2015, relating to the June 30, 2015 and 2014 consolidated financial statements, which appears in LifeVantage Corporation’s Annual Report on Form 10-K for the year ended June 30, 2016.

EKS&H LLLP

March 27, 2017
Denver, Colorado